Rule 424(b)(2)
                                     Registration No. 333-11239




PRICING SUPPLEMENT NO.     13  , DATED    July 21, 1997

(To Prospectus dated September 13, 1996 and Prospectus Supplement dated September 13, 1996)


                       ENERGEN CORPORATION
                   Medium-Term Notes, Series A
                         CUSIP #29265AAL0


FIXED RATE NOTE

Trade Date:       July 21, 1997

Principal Amount:   $7,500,000     Original Issue Date: 7/24/97

Issue Price:             100% (Par)Commission Rate:    0.750%

Net Proceeds:       $ 7,443,750

Interest Rate Per Annum:   7.36%  Stated Maturity Date: 7/24/17

Interest Payment Dates:   April 1 and October 1

Presenting Agent:          Smith Barney, Inc.          , as agent

Additional Terms:   None